Exhibit 4.3

AMENDED AND RESTATED

SENIOR STOCKHOLDERS’ RIGHTS AGREEMENT

by and among

ADVERTISING.COM, INC.

AND

THE INVESTORS NAMED HEREIN

Dated as of June 23, 2000

AMENDED AND RESTATED SENIOR STOCKHOLDERS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED SENIOR STOCKHOLDERS’ RIGHTS AGREEMENT (this “Agreement”) is dated as of June 23, 2000, and is by and among ADVERTISING.COM, INC., a Maryland corporation (formerly known as Teknosurf.com, Inc.) (the “Company”), each of the Investors listed on Schedule 1 attached hereto, each Additional Investor added to Schedule 1 after the date hereof who signs a Joinder to this Agreement, each of the Management Stockholders listed on Schedule 2 attached hereto, and each additional stockholder who signs a joinder to this Agreement. The Investors, Additional Investors, Management Stockholders, and any other persons or entities (except the Company) becoming a party hereto or being bound by the provisions hereof are hereinafter sometimes referred to collectively as “Stockholders”.

RECITALS

A. The Investors who hold shares of Series C Convertible Preferred Stock, par value $.01 per share (“Series C Preferred”) are hereinafter referred to as “Series C Investors” and the Investors who hold Series E Convertible Preferred Stock, par value $.01 per share (“Series E Preferred”), are hereinafter referred to as “Series E Investors.” Certain Investors hold both Series C Preferred and Series E Preferred and are included in the definitions of both the Series C Investors and the Series E Investors.

B. The Company, the Series C Investors, and the Management Stockholders entered into a Senior Stockholders’ Rights Agreement dated as of September 1, 1999 (the “Original Stockholders Agreement”) and in connection with the issuance and sale of the Series E Preferred wish to amend and restate the Original Stockholders Agreement as set forth herein.

C. The Company and the Series E Investors are party to a Series E Convertible Preferred Stock Purchase Agreement dated as of June 23, 2000 (the “Purchase Agreement”). A condition precedent to the obligations of the Company and the “Purchasers” (as that term is defined in the Purchase Agreement) under the Purchase Agreement is the execution and delivery of this Agreement by the parties hereto.

D. On the date hereof, (i) each Series C Investor owns that number of shares of the Company’s Series C Preferred as set forth opposite such Investor’s name in Schedule 1, (ii) each Series E Investor owns that number of shares of the Company’s Series E Preferred, as set forth opposite such Investor’s name in Schedule 1, provided, however, that Schedule 1 hereto shall be amended from time to time to add “Additional Investors” (as that term is defined in the Purchase Agreement) pursuant to the terms and conditions of the Purchase Agreement and purchasers or transferees of capital stock who execute and deliver a Joinder to this Agreement agreeing to be bound by the provisions hereof (“Additional Investors”), and (iii) each Management Stockholder owns that number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth opposite such Management Stockholder’s name in Schedule 2.

E. The Company and the Stockholders desire, among other things, to ensure continuity and to perpetuate harmony in the Company’s management, policies and operations and, to that end, wish to enter into this Agreement to provide certain rights and obligations among themselves.

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.	Definitions.

The following definitions shall be applicable to the terms set forth below as used in this Agreement:

“Additional Purchasers” shall have the definition set forth in the Purchase Agreement.

“Additional Stockholder” shall mean any person who acquires by sale or transfer, in accordance with the terms of this Agreement, any Equity Securities and executes and delivers a Joinder to this Agreement agreeing to be bound by the provisions hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Articles” shall mean the Company’s Articles of Incorporation, as amended.

“Board” shall mean the Board of Directors of the Company.

“Blue Chip” shall mean Blue Chip Capital Fund III, an Ohio limited partnership.

“Business” shall mean the application of information based analyses and technologies to the problem of intelligent Internet ad and content serving; maximizing the effective yield on traffic for both advertisers and Internet destinations with regard to advertising, e-commerce and content placement; refining the use of the Internet as a direct marketing medium; developing and managing large data pools for the analytical processes; developing in house, or through external relationships, the ability to sell advertising, represent Internet destinations and manage Internet traffic; developing ad and content networks, email, ezine and other Internet programs and destinations to provide Internet traffic; developing computer software and hardware products that deliver individualized and/or targeted messages via the Internet; developing computer hardware and software products that track activities on Internet destinations as well as varied off-line media and systems; applying all products and services to a global marketplace with local physical presence; leveraging the infrastructure and technology platform to run global advertising exchanges and networks; deploying advanced mathematical algorithms and heuristics to the administration of advertising and other similarly structured industrial exchanges

“Capital Stock” means the capital stock of the Company, including, without limitation, the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series E Preferred.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the federal securities laws.

“Company’s Notice” shall have the meaning set forth in Section 6.3 hereof.

“Compensation Committee” shall have the meaning set forth in ARTICLE VIII hereof.

“Confidential Information” shall mean any non-public technical information, trade secrets, know-how, and any other proprietary or confidential information regarding the business affairs of the Company or any of its respective Affiliates, employees, agents or assigns including, without limitation, any information concerning methods or business operations; information comprising the identity, lists or descriptions of any customers, potential customers or referral sources; financial statements, cost reports or other financial information; contract proposals or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (a) which is disclosed pursuant to subpoena or other legal process, (b) which has been publicly disclosed without breach of applicable confidentiality restrictions, or (c) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

“Conversion Shares” shall mean any shares of Common Stock issued or issuable upon conversion of shares of a particular series of Preferred Stock.

“Equity Securities” shall have the meaning set forth in Section 2.1(a) hereof.

“Exempt Issuances” shall have the meaning set forth in Section 2.1(e) hereof.

“GAAP” shall mean generally accepted accounting principles (as such principles are applied in the United States of America as of the date of the financial statement with respect to which the term is used), consistently applied.

“Grotech” shall mean Grotech Partners V, L.P., a Delaware limited partnership.

“Initiating Holders” shall mean the holders of Series C Registrable Stock and/or the Series E Registrable Stock initially requesting registration of Series C Registrable Stock and/or the Series E Registrable Stock, as the case may be, pursuant to Section 6.1(c) of this Agreement.

“Joinder” shall mean a joinder to this Agreement in substantially the form attached hereto as Exhibit A which, upon execution and delivery by an Additional Stockholder causes such Additional Stockholder to be bound by the provisions of this Agreement.

“Junior Preferred Stock” shall mean the Series A Preferred, the Series B Preferred, and the Series D Preferred.

“Long-Form Registration Statement” shall mean a registration statement on Form S-1, Form S-2 or any similar form of registration statement adopted by the Commission from and after the date hereof.

“Management Family Members” shall mean, collectively, the spouse, parents, siblings, children, and grandchildren of a Management Stockholder.

“Management Stockholders” shall mean, collectively, Scott A. Ferber (“S. Ferber”), John B. Ferber (“J. Ferber”), Stein Kretsinger, Thomas P. McMahon, and Michael Woosley (and, individually, a “Management Stockholder”).

“MCI” shall mean MCI/Worldcom Venture Fund.

“Minimum Series E Shares” shall mean 25% of the aggregate total Series E Preferred issued pursuant to the Purchase Agreement or Series E Registrable Stock corresponding thereto.

“NEA” shall mean New Enterprise Associates VIII, a Delaware limited partnership, NEA Presidents Fund, L.P. a Delaware limited partnership, and NEA Ventures 1999, a Delaware limited partnership collectively, or any one of them individually.

“Original Purchase Agreement” shall mean the Series C Convertible Preferred Stock Purchase Agreement dated as of September 1, 1999 among the Company and the Series C Investors.

“Permitted Management Transfer” shall mean (a) a Transfer by a Management Stockholder of the shares of Capital Stock owned by such Management Stockholder as of the date of this Agreement to one or more Management Family Members or a trust solely for the benefit of one or more Management Family Members; (b) a Transfer by a Management Stockholder (other than S. Ferber or J. Ferber) to another Management Stockholder, or (c) a Transfer by J. Ferber or S. Ferber of up to ten percent (in the aggregate) of the shares of Capital Stock owned by J. Ferber or S. Ferber as of the date of the Agreement (adjusted for stock splits and similar changes in capitalization) to other Management Stockholders in transactions approved by a majority of the entire Board; provided, however, that in the case of any Transfer described in clause (a) above, such Management Stockholder (or in the event of the death or incapacity of such Management Stockholder, a Person acceptable to the Company) shall retain all voting rights related to such shares of Capital Stock and, in the case of a Transfer described in clause (a) or clause (c) above, prior to any such Transfer, each transferee shall agree in writing, in a form satisfactory to the Company, that such transferee shall receive and hold such Capital Stock subject to the provisions of this Agreement, provided, however, that Capital Stock held by such transferee shall be treated as if such transferring Management Stockholder continued to hold such Capital Stock for the purposes of Section 3.4 hereof.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” shall mean, collectively, the Senior Preferred Stock and the Junior Preferred Stock.

“Pro Rata Share” shall mean with respect to a particular Investor, that number of Equity Securities to be issued as contemplated in Section 2.1(a) hereof necessary for such Investor to maintain their percentage interest in all Equity Securities calculated immediately prior to such issuance on a fully diluted basis.

“Qualified Initial Public Offering” or “QIPO” shall mean a public offering of the Common Stock (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act), with an aggregate offering price of not less than Twenty Million Dollars ($20,000,000) and a per-share price equating to at least 150% of the Series E Purchase Price, immediately preceding an initial public offering.

“Register” The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

“Registrable Stock” mean, collectively, the Series C Registrable Stock and the Series E Registrable Stock.

“Requesting Holders” shall have the meaning set forth in Section 6.1(c) hereof.

“Reserved Shares” shall mean shares of Common Stock reserved for issuance to directors, officers, employees, contractors and consultants upon the exercise of outstanding or future stock options (including warrants) of the Company.

“Reuters” shall mean Reuters Holdings Switzerland SA.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Preferred Stock” shall mean the Series C Preferred and the Series E Preferred.

“Series A Preferred” means the Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred” means the Series B Non-Voting Convertible Preferred Stock, par value $0.01, of the Company.

“Series C Investors” shall mean the holders of Series C Preferred as set forth on Schedule 1.

“Series C Preferred” shall have the meaning set forth in the Recitals hereto.

“Series C Purchase Price” shall mean Four Dollars and Thirty Cents ($4.30).

“Series C Registrable Stock” shall mean (i) any Conversion Shares with respect to the Series C Preferred; (ii) any shares of Common Stock issued or issuable with respect to such Conversion Shares by reason of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Common Stock now held or hereafter acquired by a Series C Investor that are not attributable to the Series C Preferred.

“Series D Preferred” means the Series D Non-Voting Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series E Investors” shall mean each purchaser of Series E Preferred pursuant to the Purchase Agreement, and Additional Purchasers, as that term is defined in the Purchase Agreement.

“Series E Preferred” shall have the meaning set forth in the Recitals hereto.

“Series E Purchase Price” shall mean $29.50 per share.

“Series E Registrable Stock” shall mean (i) any Conversion Shares with respect to the Series E Preferred; (ii) any shares of Common Stock issued or issuable with respect to such Conversion Shares by reason of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Common Stock now held or hereafter acquired by a Series E Investor that are not attributable to the Series E Preferred.

“Short-Form Registration Statement” shall mean a registration statement on Form S-3 or any similar form of registration statement adopted by the Commission from and after the date hereof.

“Transfer” shall mean: as a noun, any voluntary or involuntary purchase, sale, gift, endorsement, assignment (including an assignment of voting rights), transfer, pledge, encumbrance, hypothecation, exchange or other disposition by any means whatsoever, directly or indirectly, whether voluntary, involuntary, by operation of law or otherwise (including, without limitation, any transfer pursuant to a divorce decree); and as a verb, any action or actions which result in such purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance, hypothecation, exchange or other disposition.

Section 1.2	Additional Definitions.

In addition to the foregoing, capitalized terms used in this Agreement and not otherwise defined in this Article I shall have the meanings so given to such terms herein.

ARTICLE II

PREEMPTIVE RIGHT

Section 2.1	Preemptive Right to Participate in Future Issuance of Equity Securities.

(a) If the Company determines to issue any additional shares of its Capital Stock, or warrants, options, rights or other securities convertible into, or exchangeable for, its Capital Stock (collectively, the “Equity Securities”) other than in Exempt Issuances (as defined in Section 2.1(e) below), from and after the date of this Agreement for the purpose of financing its business, the Company shall first give each of the Investors the right to purchase their Pro Rata Share of such Equity Securities by delivering to them a written offer which shall state the price and other terms and conditions of the proposed issuance. The Board shall fix the period of the offer, which shall be a minimum of 30 days. Each Investor shall have the right to assign any of the rights such Investor may have to purchase Equity Securities under this Section 2.1 to any Affiliate of such Investor.

(b) An Investor may accept an offer only by giving written notice to the Company before the offer expires that such Investor has accepted the offer to purchase some or all of the securities offered (the “Accepted Securities”); provided, however, that the maximum number or amount of securities each such Investor shall be entitled to purchase shall be equal to its Pro Rata Share based upon its percentage ownership of Common Stock (on an as-converted basis). Notwithstanding the foregoing, any such Investor may, at the time it accepts the offer, subscribe to purchase any or all securities offered which may be available as a result of the rejection, or partial rejection, of the offer by other such Investors (“Oversubscription Securities”). All Oversubscription Securities shall be allocated on a pro rata basis among those Investors subscribing to purchase them. If any such Investor declines to purchase all or a part of such Investor’s Pro Rata Share of Oversubscription Securities, any remaining Oversubscription Securities shall be offered, in accordance with their respective Pro Rata Share, to those Investors electing to purchase Oversubscription Securities. The sale of Oversubscription Securities shall continue pursuant to the process set forth in the immediately preceding sentence until all of the Equity Securities have been purchased by the Investors or until no Investor desires to purchase any remaining Oversubscription Securities.

(c) Promptly following the expiration of the offer, the Company shall allocate the securities subscribed for among the Investors accepting or partially accepting the offer (the “Subscribing Holders”) in the manner described in the immediately preceding paragraph and shall by written notice (the “Acceptance Notice”) advise all Subscribing Holders of the number or amount of securities allocated to each of the Subscribing Holders. Within ten days following receipt of the Acceptance Notice, each of the Subscribing Holders shall deliver to the Company payment in full for the Accepted Securities purchased by it against delivery by the Company to each Subscribing Holder of a certificate or certificates evidencing the Accepted Securities purchased by it.

(d) To the extent that the offer is not subscribed in full as a result of Section 2.1(a) through (c), then for a period of 180 days thereafter, the Company may issue and sell the unaccepted securities, or any of them, at the same price, and upon the other terms and conditions specified in such offer, to any other Person or Persons.

(e) Notwithstanding the provisions of this Section 2.1, the Company shall not be required to first offer the Equity Securities to Stockholders pursuant to this Section 2.1 if in any of the following issuances (each on “Exempt Issuance”):

(i) the issuance is pursuant to the conversion of any shares of Preferred Stock;

(ii) the Company proposes to issue Reserved Shares, or options (including warrants) to purchase Common Stock to its officers or employees, directors, or officers or employees of any of its subsidiaries, or to outside consultants or contractors or service providers in connection with services performed for the Company, pursuant to stock purchase, option or compensation plans or other arrangements approved by the Company’s Board;

(iii) the issuance is in connection with any stock split, stock dividend or recapitalization of the Company;

(iv) the issuance is pursuant to an underwritten public offering;

(v) the issuance is pursuant to a non-cash transaction approved by the Board with a lender, vendor, lessor, or strategic partner with whom the Company has business relationships; or

(vi) the issuance is pursuant to any agreement, arrangement or plan approved by the Board in connection with an acquisition of or by the Company.

Section 2.2	Reserved Shares.

(a) The Reserved Shares shall be issued from time to time to directors, officers, employees, contractors and consultants of the Company under such arrangements, contracts or plans as are recommended by the management of the Company and approved by the members of the Board of Directors, with regard to general employees, contractors and consultants, set in accordance with the Company’s annual budget and compensation review and with regard to the officers and management, the Compensation Committee shall have to approve.

(b) Unless otherwise approved by the Board of Directors or the Compensation Committee (as the case may be), any such arrangements, contracts or plans with respect to the Reserved Shares shall not provide for a vesting schedule at a rate in excess of twenty-five percent (25%) per annum from the date of issuance. Unless otherwise approved by the Compensation Committee or the Board of Directors (as the case may be), holders of the Reserved Shares shall upon issuance thereof be required to execute the stockholders agreement then in effect.

Section 2.3	Confidentiality.

Each Stockholder agrees on behalf of himself or itself and its employees, agents, Affiliates and assigns to treat and hold in confidence and not disclose any Confidential Information that such Stockholder may have obtained from the Company or any Affiliate of the Company as a result of owning shares of Capital Stock or the performance of this Agreement so long as the Stockholder holds any shares of Capital Stock and for a period of four (4) years thereafter. In the event that any Stockholder is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Stockholder shall notify the Company promptly of the request or requirement.

ARTICLE III

STOCKHOLDER RESTRICTIONS

Section 3.1	Transfers Prohibited.

At any time prior to the date when (i) Series C Investors, no longer own, in the aggregate, at least 50,000 shares of Series C Preferred or Series C Registrable Stock, and (ii) the Series E Investors no longer own, in the aggregate, at least the Minimum Series E Shares, and except if made in accordance with the terms and conditions of this Agreement and pursuant to applicable securities laws, no Transfer of shares of Capital Stock by any Stockholder, except as provided in the immediately following sentence, shall be valid and binding; provided, however, that the restrictions set forth in this Section 3.1 shall not apply to any Permitted Management Transfer or any Transfer permitted by Section 3.8. Notwithstanding the foregoing, each Investor may Transfer any Capital Stock beneficially owned by it without restriction (except as provided by the Charter, applicable securities laws and Section 3.9). The attempted Transfer of any shares of Capital Stock in violation of the provisions of this Agreement shall be null and void.

Section 3.2	Death of a Management Stockholder.

In the event of the death of a Management Stockholder (other than J. Ferber or S. Ferber, which event shall be covered in Section 3.8 below) (the “Deceased Stockholder”), the Deceased Stockholder’s personal representative (the “Personal Representative”) may Transfer some or all of the shares of Capital Stock beneficially owned by the Deceased Stockholder at the time of his death (the “Deceased Stockholder’s Shares”) to one or more other Stockholder(s) without first complying with the provisions of Section 3.4 of this Agreement. The Personal Representative shall not otherwise Transfer the Deceased Stockholder’s Shares, except pursuant to the preceding sentence, without first complying with the provisions of this Agreement.

Section 3.3	Voluntary Transfers of Common Stock.

(a) At any time prior to the date when (i) Grotech, Enterprise, or Blue Chip no longer own, in the aggregate, at least 50,000 shares of Series C Preferred or Series C Registrable Stock, and (ii) the Series E Investors no longer own, in the aggregate, at least the Minimum Series E Shares, and except as otherwise provided in this Agreement, including, but not limited to, Section 3.7, each Stockholder (other than the Investors), during his respective lifetime, agrees that he will notify the Investors and the Company in writing of any intended Transfer of any of his respective shares of Capital Stock (the “Voluntary Transfer Stock”), stating the proposed price (the “Voluntary Price”) and the terms (the “Voluntary Terms”) of payment for the Stockholder’s Voluntary Transfer Stock to be transferred (the “Voluntary Transfer Notice”). The Voluntary Transfer Notice shall constitute an offer by the Stockholder to the Investors and the Company to sell the Stockholder’s respective Capital Stock at the Voluntary Price and on the Voluntary Terms.

(i) The Investors shall have the option, exercisable upon written notice to the Stockholder, for a period of thirty (30) days following receipt by the Investors of the Voluntary Transfer Notice, to acquire all or any of the shares of the Voluntary Transfer Stock at the Voluntary Price and on the Voluntary Terms indicated in the Voluntary Transfer Notice.

(ii) If more than one Investor desires to purchase the Voluntary Transfer Stock, such remaining shares shall be purchased by them in such proportions as they may agree. In the absence of agreement, such remaining shares shall be allocated to each Investor desiring to purchase such shares pro rata based on the number of shares of Series C Preferred, Series E Preferred and Registrable Stock owned by such Investor, as calculated on an as converted basis.

(iii) To the extent that the Investors do not exercise their options to purchase all of the Voluntary Transfer Stock, the remaining Voluntary Transfer Stock shall be deemed to have been offered to the Company on the same terms and conditions as those in Section 3(a)(i) for the Investors.

(iv) Any remaining Voluntary Transfer Stock not purchased by the Investors and/or the Company pursuant to this Section 3.3(a) may be Transferred by the Stockholder for the Voluntary Price and on the Voluntary Terms pursuant to the Voluntary Transfer Notice, but only if the Stockholder first complies with the requirements of Article V below.

(v) If the Company or any Investor has actual knowledge of a Voluntary Transfer by a Stockholder, the Company or the Investor, as applicable, shall give written notice to such effect to the Stockholder and to the other Investors, and giving such written notice shall constitute the Stockholder’s giving written notice to the Company and to the Investors for purposes of this Section 3.3(a).

(b) Notwithstanding the foregoing, the terms of Section 3.3(a) shall not apply to any Permitted Management Transfer.

Section 3.4	Involuntary Transfers of Capital Stock.

If (a) any portion of a Stockholder’s shares of Capital Stock are attached or taken in execution; or (b) in the event of a Management Stockholder’s death or incapacity (other than S. or J. Ferber which events are addressed in Section 3.8 below) and such Deceased Stockholder’s Personal Representative does not Transfer the Deceased’s Shares pursuant to Section 3.2 above; or (c) in the event a Management Stockholder is no longer employed by the Company, for any reason, other than death or incapacity (other than S. Ferber or J. Ferber), and the Company does not have the right to repurchase the Capital Stock of such Management Stockholder pursuant to another agreement; or (d) if a Stockholder applies for the benefit of, or files a case under, any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors; or (e) if a case or proceeding is brought against a Stockholder under any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof; or (f) if a Stockholder makes an assignment for the benefit of creditors; or (g) if any portion of a Stockholder’s shares of Capital Stock is made subject to a charging order, or is transferred pursuant to a divorce decree (each such event shall be referred to as an “Involuntary Transfer”), such Stockholder or the Deceased Stockholder’s Personal Representative, as the case may be (the “Subject Stockholder”), shall give immediate written notice of the Involuntary Transfer (the “Involuntary Notice”) to the Company and the Investors, and the Company and the Investors (until they cease to own (i) at least 50,000 shares of Series C Preferred or Series C Registrable Stock in the case of the Series C Investors, or (ii) at least the Minimum Series E Shares in the case of the Series E Investors), shall have the option, as provided in Section 3.4(i) and (iii) hereof, to purchase any or all of the shares of Capital Stock subject to the Involuntary Transfer (the “Involuntary Transfer Stock”) at the price and upon the terms provided in Section 3.5 in accordance with the provisions of this Section 3.4; provided, however, notwithstanding the foregoing, Section 3.4(ii) shall not apply to those instances set forth in (b) or (c) herein.

(i) The Company shall have the option, exercisable upon written notice to the Subject Stockholder, for a period of thirty (30) days following receipt by the Company of the Involuntary Notice, to acquire all or any of the shares of the Involuntary Transfer Stock.

(ii) Any such shares of the Involuntary Transfer Stock with respect to which the Company shall fail to timely exercise its option to purchase pursuant to Section 3.4(i) hereof shall be deemed to have been offered to the Investors, who shall have the option, exercisable upon written notice to the Subject Stockholder, for a period of thirty (30) days following expiration of the thirty (30) day period provided in Section 3.4(i) hereof, to purchase all or any of such remaining shares of the Involuntary Transfer Stock. If more than one Investor desires to purchase the Involuntary Transfer Stock, such remaining shares shall be purchased by them in such proportions as they may agree. In the absence of agreement, such remaining shares shall be allocated to each Investor desiring to purchase such shares pro rata based on the number of shares of Series C Preferred, Series E Preferred and Registrable Stock, owned by such Investor, as calculated on an as converted basis.

(iii) If the Company or any Investor has actual knowledge of an Involuntary Transfer by a Subject Stockholder, the Company or the Investor, as applicable, shall give written notice to such effect to the Subject Stockholder and to the other Investors, and giving such written notice shall constitute the Subject Stockholder’s giving written notice to the Company and to the Investors for purposes of this Section 3.4.

(iv) The Company and/or the Investors, as applicable, purchasing Involuntary Transfer Stock hereunder (collectively, the “Section 3.4 Purchasers”), shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding shares of the Involuntary Transfer Stock received in an Involuntary Transfer by taking any or all such shares in execution and paying to them up to the purchase price for each share as provided in Section 3.5 hereof, but not exceeding the Subject Stockholder’s indebtedness and proper items of expense. The balance of the purchase price for such shares of Involuntary Transfer Stock shall be paid to the Subject Stockholder.

(v) Payment of Purchase Price. The full amount of the purchase price for the Capital Stock as determined pursuant to Section 3.5 hereof shall be paid by certified check by the Section 3.4 Purchasers on the “Closing Date” (as that term is defined in Section 3.6 hereof).

Section 3.5	Purchase Price for Stock.

(a) Purchase Price. In the event of an Involuntary Transfer, the purchase price for the shares of Capital Stock to be purchased as the result of said Involuntary Transfer shall be the fair market value of the Capital Stock, as provided in Section 3.5(b) hereof, as of the date of the Involuntary Transfer.

(b) Fair Market Value.

(i) Agreement of Parties. For purposes of determining the fair market value of the Capital Stock sold pursuant to Section 3.4(a) hereof, if the Section 3.4 Purchasers and the Subject Stockholder can agree in writing as to the purchase price for the Capital Stock to be sold as the result of an Involuntary Transfer, such agreed value shall be the fair market value of said Capital Stock and shall be the purchase price of said Capital Stock for purposes of this Agreement. If no agreement on the fair market value of the Capital Stock to be sold pursuant to Section 3.4(a) hereof can be reached within fifteen (15) days from the date upon which the last option period pursuant to which any Section 3.4 Purchaser elected to purchase such shares of Capital Stock has expired, then the fair market value of said Common Stock shall be determined pursuant to Section 3.4(b)(ii) hereof.

(ii) Third Party Appraisal. If the fair market value for the Capital Stock to be sold hereunder is not agreed upon as provided in Section 3.5(b)(i) hereof within the period therein stated, then within seven days thereafter, an appraiser or appraisers shall be jointly selected by the Subject Stockholder and the Section 3.4 Purchasers. If the Subject Stockholder and the Section 3.4 Purchasers are unable to reach an agreement as to an appraiser, the provisions of Section 3.5(b)(iii) below shall apply.

The determination of such jointly selected appraiser or appraisers as to the “fair market value” of the Capital Stock to be sold by the Subject Stockholder and purchased by the Section 3.4 Purchasers shall be binding and conclusive upon all parties.

For purposes of this Section 3.5(b)(ii), the “fair market value” of the Capital Stock shall be an amount equal to the “fair market value per share of Common Stock, on a fully-diluted basis (as appropriate)” multiplied by the number of shares of Common Stock or Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, on an as converted basis, which are being sold and purchased hereunder, and the “fair market value per share of Common Stock” shall be an amount equal to the fair market value of all of the shares of Common Stock on a fully-diluted basis as of the date of the Involuntary Transfer as determined by appraisal pursuant to this Section 3.5(b)-(ii), divided by the total number of shares of Common Stock on a fully-diluted basis as of such date.

(iii) Additional Appraiser. If the Section 3.4 Purchasers and the Subject Stockholder do not agree upon the selection of an appraiser or appraisers, as provided in Section 3.5(b)(ii) hereof within the period therein stated, then, within five days after the expiration of the seven day period provided for in Section 3.5(b)(ii) hereof, each of the Section 3.4 Purchasers and the Subject Stockholder shall deliver to the other a list of three appraisers, who will be nationally recognized investment banks, and shall select one appraiser from the list delivered by the other by written notice to the other. If either party fails to deliver a list of appraisers or to select an appraiser from such list within said five-day period, the other party may select an appraiser from its list and such appraiser shall serve as the sole appraiser. Each of the appraisers so selected shall, within fifteen days of being selected, determine the fair market value of the Common Stock. If the lower of the two appraisals is at least ninety percent (90%) of the higher appraisal, then the fair market value of the Common Stock shall be equal to the average of the two appraisals. If the lower of the two appraisals is less than ninety percent (90%) of the higher appraisal, then the two appraisers shall appoint a third appraiser within seven days after the end of said fifteen day period, and such third appraiser shall, within fifteen days of being selected, determine the fair market value of the Common Stock. In such event, the fair market value of the Common Stock shall be equal to the average of all three appraisals. The determination of such appraisers shall be determinative of the fair market value of the Common Stock for the purposes of this Agreement, and shall be binding, final and conclusive on all parties hereto.

(iv) Costs of Appraisals. All expenses incurred in the appraisal process shall be borne and paid equally by the Subject Stockholder, on the one hand, and the Section 3.4 Purchasers on the other hand. The Section 3.4 Purchasers shall be severally and not jointly liable for its share of such costs based on the number of shares to be purchased by each.

Section 3.6	Closing.

The closing (the “Closing”) on the sale of any shares of Capital Stock sold pursuant to this Agreement shall be, unless otherwise agreed to in writing by the purchasers of such shares and the seller of such shares or his or its personal or legal representative, or successor, as the case may be, held at the principal place of business of the Company thirty (30) days from the earlier of (a) the date on which an option is exercised to purchase all of the shares of Capital Stock offered for sale pursuant to this Agreement or (b) if all of such shares of Capital Stock offered for sale are not purchased pursuant to this Agreement, the date on which the last option period to purchase such offered shares of Capital Stock expires (collectively, the “Closing Date”); provided, however, that if an appraiser is appointed to determine the purchase price pursuant to Section 3.5 hereof, then notwithstanding the foregoing to the contrary, the Closing shall take place on a date no later than ninety (90) days from the receipt by the seller (or his or its personal or legal representative, or successor, as the case may be), on the one hand, and the purchaser(s), on the other hand, of the determination of the fair market value of the shares of Capital Stock or in accordance with the provisions of Section 3.5(b) hereof, if such Closing Date would occur later than the Closing Date otherwise determined pursuant to this Section 3.6. At the Closing, the seller shall surrender the certificates representing the shares of Capital Stock to be transferred and any documentation reasonably requested by the Company or the purchaser(s), as the case may be, to convey the Capital Stock transferred, properly endorsed or executed for transfer.

Section 3.7	Stock Covered.

Except as otherwise provided in this Agreement, the provisions of this Article III shall apply to all shares of Capital Stock, now owned or which may be issued hereafter to any of the Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares of stock, corporate reorganization or any other form of recapitalization or consolidation or merger or share split or share dividend, or which are acquired by a Stockholder in any other manner; provided, however, that the provisions of this Article III shall not apply to the Series C Preferred or to the Series E Preferred, to any shares of Registrable Stock, or to any Transfer of shares of Capital Stock by an Investor; provided, further, however, that an Investor shall not Transfer any shares of Capital Stock to a Person whom the Company reasonably believes is a competitor without first complying with Section 3.9 below.

Section 3.8	Ferber Transfer.

Notwithstanding anything to the contrary, upon the death or incapacity of either S. Ferber or J. Ferber (either a “Deceased Ferber”), the personal representative(s) of the Deceased Ferber may transfer to one or more trusts, exclusively for the benefit of such Deceased Ferber’s spouse, parents, siblings, children, and grandchildren, all of his Capital Stock held by such Deceased Ferber at the time of his death; provided, however, that (a) the surviving brother (S. Ferber or J. Ferber, as the case may be) retain all voting control for such shares (in the event neither brother survives, then all voting control of either Deceased Ferber’s Capital Stock shall be held by a Person acceptable to the Investors), and (b) the Company and the Investors are granted a right of first refusal in accordance with the terms and conditions of Section 3.3 hereof on any subsequent Transfer to Persons other than the beneficiaries of such trust(s).

Section 3.9	Transfers to Competitors.

Except when Transferred in accordance with Section 4.1 below, in the event an Investor(s) proposes to Transfer its or his Capital Stock to a Person, whom (a) the Company reasonably believes is a competitor, and (b) the Company can demonstrate to the Investor(s) that such Person is a competitor of the Company, then such transferring Investor(s) shall first comply with Section 3.3 above. A Person shall be considered a “competitor” if such Person is actively engaged in, or has evidenced an intention to enter into, the same Business as the Company, as determined by the Board in good faith.

ARTICLE IV

REDEMPTION

Section 4.1	Reserved.

Section 4.2	Redemption of Series C Preferred.

(a) Series C Redemption Option. On or after September 1, 2004, Investors holding at least sixty percent (60%) of the then-outstanding Series C Preferred and Series C Registrable Stock shall have the option (the “Series C Redemption Option”) to require the Company to purchase all of the outstanding shares of Series C Preferred and Series C Registrable Stock held by the Investors at such time (collectively, the “Series C Redemption Shares”) at the “Series C Redemption Price” (as that term is defined below).

(b) Exercise of Redemption Option; Closing. Should the Investors desire to exercise the Series C Redemption Option, they shall so notify the Company in writing. The closing of the transactions described in this Section 4.2 shall be held at the principal offices of the Company within sixty (60) days after the date on which the Company receives written notice of the exercise of the Series C Redemption Option. At such closing, the Company shall make payment for the Redemption Shares, and the Investors shall deliver the Series C Redemption Shares, duly endorsed for transfer, to the Company.

(c) Series C Redemption Price. The per-share purchase price to be paid by the Company in connection with the purchase of the Redemption Shares pursuant to Section 4.2(a) above (the “Series C Redemption Price”) shall equal the greater of: (i) the Series C Purchase Price, plus all accrued and unpaid dividends, and (ii) the fair market value of each share of Series C Preferred, as determined by appraisal in accordance with the procedures set forth in Sections 3.5(b)(iii), (b)(iv), and (b)(v) above.

Section 4.3	Redemption of Series E Preferred.

(a) Series E Redemption Option. On or after September 1, 2004, Investors holding at least sixty-six and two-third percent (66-2/3%) of the then-outstanding Series E Preferred and Series E Registrable Stock shall have the option (the “Series E Redemption Option”) to require the Company to purchase all of the outstanding shares of Series E Preferred and Series E Registrable Stock held by the Investors at such time (collectively, the “Series E Redemption Shares”) at the “Series E Redemption Price” (as that term is defined below).

(b) Exercise of Redemption Option; Closing. Should the Investors desire to exercise the Series E Redemption Option, they shall so notify the Company in writing. The closing of the transactions described in this Section 4.3 shall be held at the principal offices of the Company within sixty (60) days after the date on which the Company receives written notice of the exercise of the Redemption Option. At such closing, the Company shall make payment for one third of the total Series E Redemption Price for the Series E Redemption Shares, and the Investors shall deliver the Series E Redemption Shares, duly endorsed for transfer, to the Company. The balance of total Series E Redemption Price shall be paid in two equal installments on the first and second anniversaries, respectively, of the redemption closing date.

(c) Series E Redemption Price. The per-share purchase price to be paid by the Company in connection with the purchase of the Series E Redemption Shares pursuant to Section 4.3(a) above (the “Series E Redemption Price”) shall equal the greater of: (i) Series E Purchase Price, plus all accrued and unpaid dividends, and (ii) the fair market value of each share of Series E Preferred, as determined by appraisal in accordance with the procedures set forth in Sections 3.5(b)(iii), (b)(iv), and (b)(v) above.

Section 4.4	Funds Insufficient to Effect Redemption.

If, at any time, the Corporation shall be required to redeem any shares of the Series C Preferred and Series E Preferred pursuant to Sections 4.2 and 4.3 above, and the Corporation shall not have assets or funds legally available for the redemption of all the shares required to be redeemed, the Corporation shall redeem ratably from the holders of the Series C Preferred and Series E Preferred such number of shares as it shall have funds legally available therefor and shall redeem the remainder of such shares on the practicable date(s) as assets or funds become legally available therefor.

ARTICLE V

RIGHT OF CO-SALE

Notwithstanding anything contained herein to the contrary, if at (i) any time any Stockholder or group of Stockholders proposes to enter into any transaction, or series of related transactions, involving the Transfer of their Capital Stock and (ii) (x) at the time of such transfer, the Series C Investors own at least 50,000 shares of Series C Preferred or Series C Registrable Stock or (y) at the time of such transfer, the Series E Investors own at least the Minimum Series E Shares, then the proposed transferor shall first comply with the provisions of Section 3.3 above. If all of the shares of Capital Stock proposed to be transferred are not acquired by the Investors and/or the Company pursuant to Section 3.3 hereof, then the proposed transferor shall (i) give to each Investor written notice of the opportunity to sell or tender its Capital Stock in connection with such transactions at least fifteen days in advance of the sale or the date that such tender is required (such written notice shall contain the material terms of the transactions) and (ii) require the proposed transferee to purchase from each of the Investors the same proportionate number of shares of Capital Stock as the proposed transferee has agreed to purchase from the proposed transferor, at the same time and on the same terms and conditions (including price) applicable to the shares of Capital Stock to be sold by the proposed transferor to the proposed transferee; provided, however, that, to the extent the proposed transferee is unwilling to purchase the Capital Stock of the electing Investors as calculated above, then the number of shares of Capital Stock of the electing Investors as so calculated, and the number of shares of Capital Stock as otherwise to be sold by the proposed transferor, each shall be reduced proportionately to equal the total number of shares of Capital Stock to be purchased by the proposed transferee, who will thereupon offer to purchase that number of shares of Capital Stock of the electing Investors as so calculated at the same time and on the same terms and conditions (including price) applicable to the shares of Capital Stock to be sold by the proposed transferor, as recalculated herein. An Investor may exercise its right to participate in the sale by giving written notice to the proposed transferor within fifteen days after the date of receipt of the notice of the transaction delivered under clause (i) above. Nothing contained in this Article V shall confer upon any Investor a right to sell or tender Capital Stock owned by it to any proposed transferee in connection with any transaction entered into by the Company for the purpose of raising additional capital, except as provided for in Section 2.1 above.

Anything herein to the contrary notwithstanding, the provisions of this Article V shall not apply: (i) to any Permitted Management Transfer; (ii) to a Transfer of Capital Stock by an Investor; (iii) any time after a QIPO; (iv) any time after the redemption of all of the Series C Preferred or of all the Series E Preferred or (v) to any repurchase of shares of Capital Stock of the Company (A) from officers, employees, directors, consultants or contractors of the Company which are subject to restricted stock agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, termination of employment or (B) from the Maryland Department of Business and Economic Development pursuant to a Stock Repurchase Agreement dated February 29, 2000. In the event of any such transfer, other than pursuant to subsections (iii), (iv), (v) or (vi) above, the transferee of the Capital Stock shall hold the Capital Stock so acquired with all the rights conferred by, and subject to all the restrictions imposed by, this Agreement.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1	Required Registrations.

(a) Subject to the terms of this Article VI, if, at any time after a QIPO, the Investors, holding, in the aggregate, at least forty percent (40%) of the Registrable Stock, propose to dispose of the Registrable Stock then outstanding which such holders in their good faith discretion determine would have an aggregate offering price of at least Five Million Dollars ($5,000,000), then such holders may request in writing that the Company effect such registration, stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares.

(b) If, at any time at which the Company is eligible to file a registration statement on a Short-Form Registration Statement, holders of at least twenty-five percent (25%) of the Registrable Stock propose to dispose of shares of Registrable Stock which such holders in their good faith discretion determine would have an anticipated aggregate offering price of at least Two Million Dollars ($2,000,000.00) pursuant to a Short-Form Registration Statement, then such holders may request in writing that the Company effect such registration on a Short-Form Registration Statement, stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares.

(c) Upon receipt of the request of the holders pursuant to Section 6.1(a) or 6.1(b) above (in the case of Section 6.1(a) or Section 6.1(b), hereinafter referred to as the “Initiating Holders”), the Company shall give prompt written notice thereof to all other holders of Registrable Stock. Subject to the provisions of Section 6.2 below, the Company shall with respect to Section 6.1(a) and Section 6.1(b), use its reasonable best efforts promptly to file with the Commission, the applicable registration statement to register under the Securities Act all shares of Registrable Stock or the specified in the requests of the Initiating Holders and the requests (stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares) of other holders of shares of Registrable Stock (the “Requesting Holders”) given within thirty (30) days after receipt of such notice from the Company.

(d) Registration rights hereunder shall terminate on the earlier of (i) the fifth anniversary of a QIPO or (ii) with respect to any holder of registration rights, at such time as all Registrable Securities of such holder may be sold within a three month period pursuant to Rule 144 or a similar exemption from Registration.

Section 6.2	Limitations on Required Registration.

(a) The Company shall not be required to prepare and file more than two Long-Form Registration Statements for which actually become or are declared effective, at the request of the Initiating Holders pursuant to Section 6.1(a) hereof. Notwithstanding the foregoing, the Company’s obligation to prepare and file the Long-Form Registration Statements shall not be deemed satisfied unless registration statements covering at least fifty percent (50%) (in the aggregate) of the outstanding shares of Registrable Stock shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares of Registrable Stock (i.e., shares covered by such registration statements) shall have been sold pursuant thereto. Nothing contained herein shall limit the Company’s obligation from time to time to prepare and file a Short-Form Registration Statement requested by the Initiating Holders pursuant to Section 6.1(b) hereof; provided, however, that the Company shall not be required to prepare and file Short-Form Registration Statements requested by the Initiating Holders pursuant to Section 6.1(b) hereof more frequently than once every six months.

(b) (i) Only Common Stock may be included in a registration, and, whenever a registration requested by Initiating Holders of Registrable Stock is for a firm commitment underwritten offering, if the managing underwriter of the offering determines that the number of shares of Common Stock so included which are to be sold by the holders of Registrable Stock should be limited due to market conditions, the holders (including both the Initiating Holders and the Requesting Holders) of Registrable Stock proposing to sell their shares of Registrable Stock in such underwriting and registration shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Stock then held by the Initiating Holders and Requesting Holders, respectively.

(ii) If any holder of Registrable Stock disapproves of the terms of the underwriting, such holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Stock so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such Registrable Stock, a greater number of shares of Registrable Stock held by other holders of Registrable Stock may be included in such registration (up to the maximum of any limitation imposed by the managing underwriter), then the Company shall offer to all holders of Registrable Stock who have included Registrable Stock in the registration the right to include additional Registrable Stock in the same proportion used in determining the limitation imposed by the provisions of this Section 6.2(b).

(c) The Company shall not be required to prepare and file a registration statement pursuant to Section 6.1 hereof which could become effective within 180 days following the effective date of any registration statement filed by the Company with the Commission pertaining to an public offering of securities for cash for the account of the Company or the selling Stockholders if the Initiating Holders’ request for registration is received by the Company subsequent to such time as the Company in good faith gives written notice to the holders of Registrable Stock that the Company is commencing to prepare a Company or Stockholder-initiated registration statement and the Company, in good faith, is actively employing all reasonable efforts to cause such registration statement to become effective.

(d) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders and Requesting Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

Section 6.3	Incidental (Piggyback) Registration.

If the Company at any time proposes to register any of its securities for sale for its own account or for the account of any other Person (other than a registration relating to (i) the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Stock; or (ii) a registration pursuant to Section 6.1(a) or Section 6.1(b) above), it shall each such time give written notice (the “Company’s Notice”), at its expense, to all holders of Registrable Stock and the Registrable Stock of its intention to do so at least 30 days prior to the filing of a registration statement with respect to such registration with the Commission. If any holder of Registrable Stock desires to dispose of all or part of its Registrable Stock, it may request registration thereof in connection with the Company’s registration by delivering to the Company, within 30 days after receipt of the Company’s Notice, written notice of such request (the “Investors’ Notice”) stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares by such holder or holders. The Company shall use its reasonable best efforts to cause all shares of Registrable Stock specified in the Investors’ Notice to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended methods thereof as aforesaid) by such holder or holders of the shares so registered, subject, however, to the limitations set forth in Section 6.4 hereof.

Section 6.4	Limitations on Incidental Registration.

(a) If the registration of which the Company gives notice pursuant to Section 6.3 above is for the purpose of permitting a disposition of securities by the Company pursuant to a firm commitment underwritten offering, the notice shall so state, and the Company shall have the right to limit the aggregate size of the offering or the number of shares to be included therein by the Stockholders if requested to do so in good faith by the managing underwriter of the offering and only securities which are to be included in the underwriting may be included in the registration.

(b) Whenever the number of shares which may be registered pursuant to Section 6.3 is limited by the provisions of Section 6.4(a) above, the holders of Registrable Stock shall have priority as to sales over the other holders of the Company’s securities, and the Company shall cause such other holders to withdraw their shares from such offering to the extent necessary to allow all requesting holders of Registrable Stock to include all of the shares so requested to be included within such registration. Whenever the number of shares which may be registered pursuant to Section 6.3 is still limited by the provisions of Section 6.4(a) above, after the withdrawal of the other holders of the Company’s securities, the Company shall have priority as to sales over the holders of Registrable Stock and each holder hereby agrees that it shall withdraw its securities from such registration to the extent necessary to allow the Company to include all the shares which the Company desires to sell for its own account to be included within such registration; provided, however, that in no event shall less than twenty-five percent (25%) of the Registrable Stock requested to be registered pursuant to this Section 6.4 be included in such registration.

Section 6.5	Designation of Underwriter.

In the case of any registration initiated by the Initiating Holders pursuant to the provisions of Section 6.1 hereof which is proposed to be effected pursuant to a firm commitment underwriting and the Company shall have the right to designate the managing underwriter, after consulting with the Initiating Holders, and all holders of Registrable Stock participating in the registration shall sell their shares only pursuant to such underwriting.

Section 6.6	Registration Procedures.

(a) If and when the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of shares of Registrable Stock, the Company shall:

(i) prepare and file with the Commission a registration statement (the form and substance of which shall be subject to the approval of (A) the holders of a majority of the Registrable Stock or (B) all of the Investor Directors (as defined in Section 7.1 below) to be included in such registration) with respect to such shares and use its best efforts to cause such registration statement to become and remain effective for a period described in Section 6.15 hereof;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the holder or holders of Registrable Stock who have requested that any of their shares be sold or otherwise disposed of in connection with the registration (collectively, the “Prospective Sellers”);

(iii) furnish to each Prospective Seller such number of copies of each prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents, as the Prospective Seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by it;

(iv) use its best efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdictions as each Prospective Seller shall reasonably request to enable such seller to consummate the public sale or other disposition of the shares owned by such seller, provided that the Company shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(v) upon written request, furnish to each Prospective Seller a signed counterpart, addressed to the Prospective Sellers and their underwriters, if any, of: (A) an opinion of counsel for the Company, dated the effective date of the registration statement; and (B) a “comfort” letter signed by the independent public accountants of the Company who have certified the Company’s financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants’ “comfort” letter) with respect to the events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in the opinions of issuers’ counsel and in accountants’ letters delivered to the underwriters in connection with underwritten public offerings of securities;

(vi) cause all such Registrable Stock to be listed on each securities exchange or other securities trading market on which similar securities issued by the Company are then listed;

(vii) provide a transfer agent and registrar for all such Registrable Stock not later than the effective date of such registration statement;

(viii) enter into such customary agreements (including an underwriting agreement) and take all such other customary actions as the holders of a majority of the Registrable Stock being sold reasonably request in order to expedite or facilitate the disposition of such Registrable Stock; and

(ix) make available for inspection by any Prospective Seller, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the preparation of such registration statement.

(b) Each Prospective Seller of Registrable Stock shall furnish to the Company such information as the Company may reasonably require from the Prospective Seller for inclusion in the registration statement (and the prospectus included therein).

(c) The Prospective Sellers shall not (until further notice) effect sales of the shares covered by the registration statement after receipt of facsimile or other written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus.

Section 6.7	Registration Expenses.

The Company shall pay all “Registration Expenses” (as that term is defined below) relating to (i) two Long-Form Registration Statements under Section 6.1(a) above, and (ii) all Short-Form Registration Statements under Section 6.1(b) above. All other Registration Expenses and all Selling Expenses shall be borne by the participating sellers (including the Company if it shall be a participating seller) in proportion to the number of shares of Capital Stock sold by each, or in such other manner or proportion as the participating sellers (including the Company if it shall be a participating seller) may agree. For purposes of this Section, the term “Registration Expenses” shall mean, collectively, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the fees and expenses of one counsel for the holders of Registrable Stock selected by a majority of the holders of Registrable Stock, state Blue Sky fees and expenses, the expense of any special audits incident to or required by any such registration, and reasonable expenses relating to all marketing and promotional efforts requested by the managing underwriter, but shall exclude Selling Expenses. As used herein, the term “Selling Expenses” shall mean, collectively, underwriting discounts, selling commissions, brokerage fees, and the fees and expenses of counsel for each holder of Registrable Stock (other than the counsel selected to represent all holders of Registrable Stock).

Section 6.8	Indemnification.

(a) In the event of any registration of any of its securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Prospective Seller, each underwriter (as defined in the Securities Act) and each controlling person of any Prospective Seller or underwriter, if any (within the meaning of the Securities Act), against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which such Prospective Seller, underwriter or controlling person may be subject under the Securities Act, under any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any summary prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or any other document, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law, applicable to the Company in connection with any such registration, qualification or compliance of any shares of Registrable Stock, and shall reimburse each such Prospective Seller, underwriter or controlling person for any legal or other expenses reasonably incurred by such Prospective Seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Prospective Seller, underwriter or controlling person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made in such registration statement, preliminary prospectus, summary prospectus, final prospectus, or amendment or supplement thereto, or any other document, in reliance upon and in conformity with written information furnished to the Company by such Prospective Seller, underwriter or controlling person, respectively, specifically for use therein. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Prospective Seller, underwriter or controlling person, and shall survive the transfer of such securities by such Prospective Seller.

(b) The Company may require, as a condition to including any Registrable Stock of a Prospective Seller in any registration statement filed pursuant to Section 6.1 or Section 6.3, that the Company shall have received an undertaking satisfactory to it from such Prospective Seller, severally and not jointly, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.8(a)) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act (except the indemnifying Prospective Seller, if such indemnifying Prospective Seller so controls the Company), with respect to (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any summary prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or any other document, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Prospective Seller of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law, applicable to the Company in connection with any such registration, qualification or compliance of any shares of Registrable Stock, in each case if such statement or omission was made in reliance on and in conformity with written information furnished to the Company by such Prospective Seller specifically for use in preparing any such registration statement, preliminary prospectus, final prospectus, summary prospectus or amendment or supplement thereto, or in making any such filing or representation. Each Prospective Seller hereunder shall promptly provide such indemnification upon request. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive any transfer of the Registrable Stock held by the indemnifying party. In no event shall a Prospective Seller’s obligation to indemnify any Person hereunder exceed the net proceeds from the sale of the Prospective Seller’s Registrable Stock in the offering.

(c) If the indemnification provided for in Section 6.8(a) or Section 6.8(b) above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified parties on the other in connection with the statements or omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 6.8(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.8(c), no Prospective Seller shall be required to contribute any amount in excess of the net proceeds from the sale of the Prospective Seller’s Registrable Stock in the Offering. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company may require, as a condition to including any Registrable Stock of a Prospective Seller in any registration statement filed pursuant to Section 6.1 or Section 6.3, that the Company shall have received an undertaking satisfactory to it from such Prospective Seller of such Registrable Stock, severally and not jointly, to contribute to the amount paid or payable by an indemnified party hereunder as and to the extent set forth in this Section 6.8(c), and each Prospective Seller hereunder shall promptly provide such undertaking upon request.

(d) Promptly after receipt by an indemnified party under Section 6.8(a) or Section 6.8(b) above of written notice of the commencement of any action, such indemnified party promptly shall, if a claim in respect thereof is to be made under such Section, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall relieve it from any liability which it may have had to any indemnified party hereunder only to the extent that it has been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify promptly the indemnifying party of the commencement thereof, the indemnifying party shall assume the defense thereof, with counsel satisfactory to such indemnified party (such approval not to be unreasonably withheld or delayed); provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Section 6.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (ii) the indemnified party and its counsel do not actively and vigorously pursue the defense of such action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

Section 6.9	Inclusion of Additional Shares in Required Registrations; Other Company Initiated Registrations.

The Company shall not register securities for sale for its own account or for the account of any other Person in any registration requested by the holders of Registrable Stock pursuant to Section 6.1 hereof unless permitted to do so by the written consent of the holders of at least 51% of the Registrable Stock as to which registration has been requested. The Company may not cause any other registration of securities for sale for its own account or for the account of any other Person to become effective within 90 days after the effective date of any registration requested by the holders of Registrable Stock pursuant to Section 6.1 hereof except pursuant to registrations on Form S-8 or Form S-4 or any successors thereto.

Section 6.10	Rights Which May Be Granted to Other Persons.

The Company shall not grant any Person registration rights which shall in any way whatsoever impair the priority of the registration rights granted to the Investors in this Agreement without the prior consent of the holders of at least two-thirds of the Series C Preferred, the Series E Preferred or the Registrable Stock, as the case may be.

Section 6.11	Rule 144 Requirements.

Immediately after the date on which a registration statement filed by the Company under the Securities Act becomes effective, the Company shall undertake to make publicly available, and available to the holders of Registrable Stock, such information as is necessary to enable the holders of Registrable Stock to make sales of Registrable Stock pursuant to Rule 144 of the Securities Act. The Company shall furnish to any holder of Registrable Stock, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144.

Section 6.12	Sale of Registrable Stock to Underwriter.

Notwithstanding any provision of this Agreement to the contrary, in lieu of converting any shares of Preferred Stock prior to the filing of any registration statement filed pursuant to this Agreement, the holder of such shares may sell such shares of Preferred Stock to the underwriters of the offering being registered upon the undertaking of such underwriters to convert the Preferred Stock at the closing of the offering. The Company agrees to cause the Common Stock issuable on the conversion of the Preferred Stock to be issued within such time period as will permit the underwriters to make and complete the distribution contemplated by the underwriting.

Section 6.13	Lockup Agreement.

Each Stockholder hereby agrees that, in connection with the initial registration of the offering of any securities of the Company under the Securities Act for the account of the Company, if so requested by the Company or any representative of the managing underwriter, such Stockholder shall enter into a lockup agreement requiring such Stockholder not to sell or otherwise transfer any securities of the Company during the period specified by the Board at the request of the managing underwriter (the “Market Standoff Period”), which period shall not exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act; provided, that the Market Standoff Period shall only continue for as long as (i) all Company directors and holders of three percent (3%) or more of the Capital Stock of the Company (on a fully diluted basis) are subject to the same lockup agreement and (ii) if any party subject to a lockup is wholly or partially released therefrom, each party shall be similarly released to the same extent pro rata in accordance with such party’s holdings. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

Section 6.14	Transfer of Registration Rights.

The registration rights of any Investor under this Agreement may be transferred only to any transferee who acquires at least twenty percent (20%) of such Investor’s Series C Registrable Stock or Series E Registrable Stock (as the case may be) (held as of the date of the initial issuance of the Series C Preferred or Series E Registrable Stock (as the case may be)) and to any Affiliate of such Investor.

Section 6.15	Effective Period of Registration.

Once any registration effected by the Company pursuant to this Article VI becomes effective, the Company shall file all reports, financial statements and other documents necessary to keep such registration statement current and the registration in effect until the earlier of (i) the sale of all securities offered for sale pursuant to the registration statement, or (ii) six months from the effective date of the registration statement.

Section 6.16	Changes in Preferred Stock or Common Stock.

If, and as often as, there is any change in the Preferred Stock or Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Preferred Stock or Common Stock as so changed.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1	Election of Directors.

(a) The Company shall use its best efforts to ensure that meetings of the Board are held at least once every three months and to meet not less than four times per year. The Board shall initially consist of seven members.

(b) Prior to a QIPO, the Stockholders agree that all shares held by them or their transferees shall be voted at each annual and special meeting of the stockholders of the Company at which, and each action by written consent of the stockholders of the Company by which, members of the Board of Directors of the Company are to be elected, to elect to the Board:

(i) one nominee of Grotech;

(ii) one nominee of NEA;

(iii) one nominee of J. Ferber;

(iv) one nominee of S. Ferber,

(v) two nominees of S. Ferber and J. Ferber who shall be reasonably acceptable to the Investor Directors; and

(vi) one nominee of Reuters so long as Reuters holds at least 25% of the Series E Preferred initially purchased by Reuters under the Purchase Agreement and, thereafter, one nominee of the Series E Investors for so long as they hold the Minimum Series E Shares.

The Directors nominated by Grotech, NEA, and the Series E Investors as contemplated in this Section 7.1 are referred to as the “Investor Directors.”

(c) Prior to a QIPO, each of Grotech, Blue Chip, NEA, Reuters and MCI shall have the right to designate an observer to attend the Company’s Board of Directors, who shall be reasonably acceptable to the Ferber Directors and shall have no right to vote on any matter that comes before the Board of Directors.

(d) Prior to a QIPO, J. Ferber and S. Ferber shall have the right, acting together, to designate an observer to attend the Company’s Board of Directors, who shall be reasonably acceptable to the Investor Directors and shall have no right to vote on any matter that comes before the Board of Directors.

Section 7.2	Vacancies.

In the event a vacancy shall occur for any reason in the Board, such vacancy shall be filled by an individual who shall be designated by the same Stockholder that was entitled to designate the person to be replaced.

ARTICLE VIII

COMPENSATION COMMITTEE

So long as the Series C Investors hold, in the aggregate, at least 50,000 shares of Series C Preferred or Series C Registrable Stock, the Company shall establish and maintain a three person Compensation Committee of the Board (the “Compensation Committee”) which shall be comprised of one nominee of Grotech, one nominee of NEA and one nominee of S. Ferber. No material increase in compensation or other remuneration, or additional compensation or other remuneration, from the date hereof, shall be paid to, and no Capital Stock or option or warrant of the Company shall be issued to or granted to, any director, officer or management level employee, or any third party consultant or advisor to the Company or any of its Subsidiaries, without the approval of the Compensation Committee.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Adjustments Affecting Registrable Securities.

The Company shall not effect a stock split or combination of shares or take any other action, or permit any change to occur, with respect to its Capital Stock that would adversely affect at such time the ability of the holders of Registrable Stock to include such Registrable Stock in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Stock in any such registration.

Section 9.2	Specific Performance.

Inasmuch as the shares of the Company’s Capital Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 9.3	Aggregation of Shares.

All of the Capital Stock held or acquired by Affiliates of the Investors shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 9.4	Endorsement of Certificate.

Upon the execution of this Agreement, each certificate for shares of Common Stock and Preferred Stock now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Company as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED UNDER THOSE ACTS OR IF EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

THIS CERTIFICATE IS TRANSFERABLE ONLY UPON COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN AMENDED AND RESTATED SENIOR STOCKHOLDERS’ RIGHTS AGREEMENT DATED AS OF JUNE 23, 2000 BY AND AMONG ADVERTISING.COM, INC. AND EACH OF THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON REQUEST OF ANY STOCKHOLDER WITHOUT CHARGE.”

All certificates for any shares of Capital Stock hereinafter issued to the Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.

Section 9.5	Term.

Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon the earlier to occur of the termination of this Agreement as provided by applicable Maryland law or the occurrence of any of the following events:

(a) The written agreement of each of the then parties hereto; or

(b) The cessation of the Company’s business.

The provisions of Article II, Article III, Article IV, and Article V above shall terminate and be of no further force and effect upon the completion of the QIPO.

Section 9.6	Notices.

All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Stockholders at their addresses on the Company records, and to the Company at the Company’s principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

Section 9.7	Parties in Interest.

All covenants and agreements contained in this Agreement, by or on behalf of any of the parties executing this Agreement shall bind such parties, and shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided, however, that the foregoing shall not in and of itself permit the assignment of the rights and obligations hereunder or thereunder.

Section 9.8	Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement and the Purchase Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

Section 9.9	Entire Agreement.

This Agreement, together with the Purchase Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral and written, including but not limited to the Original Stockholders Agreement, among the parties hereto with respect to the subject matter hereof.

Section 9.10	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.11	Amendments.

This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company, S. Ferber, J. Ferber, and Investors holding at least 60% of the issued and outstanding of each of (a) the Series C Preferred or the Series C Registrable Stock and (b) the Series E Preferred or the Series E Registrable Stock, respectively.

Section 9.12	Severability.

Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Section 9.13	Titles and Subtitles.

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

Section 9.14	Pronouns.

All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

Section 9.15 Amendment of Amended and Restated Stockholders’ Agreement.

By executing this Agreement, both J. Ferber and S. Ferber, holding more than fifty-one percent (51%) of the issued and outstanding Common Stock of the Company, hereby agree that this Agreement constitutes an amendment to the Amended and Restated Stockholders Agreement dated May 19, 1999 by and among the Company, the Management Stockholders, the Series A Holders, and the Series B Holders (the “Amended and Restated Agreement”) in such manner and form as to make this Agreement senior to the Amended and Restated Agreement and further, that any conflict in the performance of the Company’s obligations or a Stockholder’s obligations herein with their respective obligations pursuant to the Amended and Restated Agreement, this Agreement shall prevail and govern the conduct of the Company and such Stockholder(s). Subject to the foregoing, the Amended and Restated Agreement shall remain in full force and effect.

Section 9.16 Senior Registration Rights Agreement.

By executing this Agreement, both J. Ferber and S. Ferber, holding more than fifty-one (51%) of the issued and outstanding Common Stock of the Company, and the Company, agree that this Agreement constitutes and shall be deemed to be a “Senior Registration Rights Agreement” pursuant to Section 10.3 of that certain Piggyback Registration Rights Agreement, dated June 25, 1999, by and between the Company and the holders of capital stock set forth therein (the “Piggyback Agreement”) and further, that any conflict in the performance of the Company’s obligations or a Stockholder’s obligations herein with their respective obligations pursuant to the Piggyback Agreement, this Agreement shall prevail and govern the conduct of the Company and such Stockholder(s). Further, that S. Ferber, J. Ferber and the Company agree and covenant to take any and all actions necessary to ensure compliance with and the enforcement of this Section 9.15. Subject to the foregoing, the Piggyback Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

COMPANY:

ADVERTISING.COM, INC., a Maryland corporation

By:

Scott Ferber President

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

INVESTORS:

REUTERS HOLDING SWITZERLAND SA

By:

Name:
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

WPP DOTCOM HOLDINGS (TEN) LLC

By:

Name:
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

MCI WORLDCOM VENTURE FUND, INC.

By:

Name:
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

GROTECH PARTNERS V, L.P.,

By:	Grotech Partners V, LLC, General Partner

By:

Patrick Kerins Managing Director

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

NEW ENTERPRISE ASSOCIATES VIII, L.P.

By:	NEA General Partners, L.P.

By:

Nancy Dorman General Partner

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

BLUE CHIP CAPITAL FUND III

By:	Blue Chip Venture Company Ltd.

By:

John C. McIlwraith General Partner

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

CREDIT SUISSE FIRST BOSTON VENTURE FUND I, L.P.

By:	QBB Management I, L.L.C., its General Partner

By:

Name:
	Title:	Member

CREDIT SUISSE FIRST BOSTON TECHNOLOGY GROUP FUND II, L.P.

By:	Merchant Capital, Inc., its General Partner

By:

Name:
	Title:	Director

MERCHANT CAPITAL, INC.

By:

Name:
	Title:	Director

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

CREDIT SUISSE FIRST BOSTON EQUITY PARTNERS, L.P.

By:	Hemisphere Private Equity Partners, Ltd., its General Partner

By:

Name:
Title:

CREDIT SUISSE FIRST BOSTON EQUITY PARTNERS (BERMUDA), L.P.

By:	Hemisphere Private Equity Partners, Ltd., its General Partner

By:

Name:
Title:

EMA PRIVATE EQUITY FUND 1999, L.P.

By:	Credit Suisse First Boston (Bermuda) Limited, its General Partner

By:

Name:
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

CREDIT SUISSE FIRST BOSTON U.S. EXECUTIVE ADVISORS, L.P.

By:	Hemisphere Private Equity Partners, Ltd., its General Partner

By:

Name:
Title:

CREDIT SUISSE FIRST BOSTON FINDERS AND SCREENERS, L.P.

By:	Merchant Capital, Inc., its General Partner

By:

Name:
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

HAMBRECHT & QUIST CALIFORNIA

By:

	By:	Thomas Szymoniak
Title:

H&Q EMPLOYEE VENTURE FUND 2000, L.P.

By:	H&Q Venture Management, L.L.C., its General Partner

By:

	Name:	Thomas Szymoniak
Title:

ACCESS TECHNOLOGY PARTNERS, L.P.

By:	Access Technology Management, L.L.C., its General Partner

By:	H&Q Venture Management, L.L.C., its Managing Member

By:

	Name:	Thomas Szymoniak
Title:

ACCESS TECHNOLOGY PARTNERS BROKERS FUND, L.P.

By:	H&Q Venture Management, L.L.C., its General Partner

By:

	Name:	Thomas Szymoniak
Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

ABS EMPLOYEES’ VENTURE FUND L.P.

By:

Name:

Title:

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

JOHN J. HARDIG

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

EDWARD REID CURLEY

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

FRANK BONSAL

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

MANAGEMENT STOCKHOLDERS

Scott Ferber

John Ferber

Thomas P. McMahon

Michael Woosley

Stein Kretsinger

Signature Page to the Amended and Restated Senior Stockholders’ Rights Agreement

EXHIBIT A

JOINDER AGREEMENT

The undersigned (a “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under the Amended and Restated Senior Stockholders Agreement dated June             , 2000 (the “Stockholders Agreement”), by and among Advertising.com, Inc., a Maryland corporation and the Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholders Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholders Agreement and shall have all of the obligations of a “Stockholder” thereunder as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:	STOCKHOLDER

Print Name:

Number and Type

of Equity Securities:

                     shares of Series E Preferred Stock

Schedule 1

INVESTORS

Name and Address of Stockholder	Number of Shares of Series C Preferred	Number of Shares of Series E Preferred	Number of Shares of Common Stock
Reuters Holding Switzerland SA 153 Route de Thonon 1245 Collogne-Bellerive Switzerland	0	338,983	0

MCI Worldcom Venture Fund, Inc. 1801 Pennsylvania Avenue, N.W. Washington, D.C. 20006	0	254,237	0

WPP Dotcom Holdings (Ten) LLC 277 Farm Street London W1X6D Attn: Eric Salama	0	135,593	0

Grotech Partners V, L.P. 9690 Deereco Road Timonium, Maryland 21093 Attn: Patrick J. Kerins	232,558	207,131	0

New Enterprise Associates VIII, L.P. 1191 Freedom Drive One Fountain Square, Suite 580 Reston, Virginia 20190 Attn: Arthur J. Marks	229,943	204,801	0

Blue Chip Capital Fund III 110 Chiquita Center 250 East Fifth Street Cincinnati, Ohio 45202 Attn: Tim Schigel	58,140	135,593	0

Name and Address of Stockholder	Number of Shares of Series C Preferred	Number of Shares of Series E Preferred	Number of Shares of Common Stock
Credit Suisse First Boston Equity Partners, L.P. c/o CSFB Advisory Partners, L.L.C. 11 Madison Avenue New York, NY 10010 Attn: General Counsel	0	34,740	0

Credit Suisse First Boston Equity Partners (Bermuda), L.P. c/o CSFB Advisory Partners, L.L.C. 11 Madison Avenue New York, NY 10010 Attn: General Counsel	0	9,711	0

EMA Private Equity Fund 1999, L.P. c/o CSFB Advisory Partners, L.L.C. 11 Madison Avenue New York, NY 10010 Attn: General Counsel	0	4,888	0

Credit Suisse First Boston U.S. Executive Advisors, L.P. c/o CSFB Advisory Partners, L.L.C. 11 Madison Avenue New York, NY 10010 Attn: General Counsel	0	34	0

Credit Suisse First Boston Finders and Screeners, L.P. c/o CSFB Advisory Partners, L.L.C. 11 Madison Avenue New York, NY 10010 Attn: General Counsel	0	1,966	0

Credit Suisse First Boston Venture Fund I, L.P. 2400 Hanover Street Palo Alto, CA 94304 Attn: Frank Quattrone	0	10,072	0

Name and Address of Stockholder	Number of Shares of Series C Preferred	Number of Shares of Series E Preferred	Number of Shares of Common Stock
Credit Suisse First Boston Technology Group Fund II, L.P. 2400 Hanover Street Palo Alto, CA 94304 Attn: Frank Quattrone	0	3,193	0

Merchant Capital, Inc. 2400 Hanover Street Palo Alto, CA 94304 Attn: Frank Quattrone	0	3,193	0

Hambrecht & Quist California	0	2,848	0

Hambrecht & Quist California	0	1,695	0

H&Q Employee Venture Fund 2000, L.P.	0	1,695	0

Access Technology Partners, L.P.	0	27,119	0

Access Technology Partners Brokers Fund, L.P.	0	543	0

ABS Employees’ Venture Fund L.P.	0	11,402	0

John J. Hardig	0	1,017	0

Edward Reid Curley	0	1,356	0

Frank Bonsal 1119 St. Paul Street Baltimore, Maryland 21202	58,140		0

Schedule 2

MANAGEMENT STOCKHOLDERS

Name and Address of Stockholder	Number of Shares of Common Stock
John B. Ferber c/o Advertising.com, Inc. 1010 Hull Street, Suite 200 Baltimore, Maryland 21230	1,902,400

Scott A. Ferber c/o Advertising.com, Inc. 1010 Hull Street, Suite 200 Baltimore, Maryland 21230	1,910,000

Thomas P. McMahon c/o Advertising.com, Inc. 1010 Hull Street, Suite 200 Baltimore, Maryland 21230	10,000

Stein Kretsinger c/o Advertising.com, Inc. 1010 Hull Street, Suite 200 Baltimore, Maryland 21230	108,800

Michael Woosley c/o Advertising.com, Inc. 1010 Hull Street, Suite 200 Baltimore, Maryland 21230	8,800